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                                                                 Exhibit (h)(4)

                            ADMINISTRATION AGREEMENT



         THIS AGREEMENT is made and entered into this ____ day of _____________, 2001, by and between CCM ADVISORS FUNDS, a Delaware business trust (the "Trust"), and CCM ADVISORS, LLC, a Delaware limited liability company ("CCMA").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust has established separate series of shares of beneficial interest ("Shares"), each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series in the future (such existing and future series are collectively referred to herein as the "Portfolios");

         WHEREAS, the Trust desires to retain CCMA to render administrative services to the Trust and each of its series listed on Appendix A, as amended from time to time, in the manner and on the terms and conditions set forth below; and

         WHEREAS, CCMA is willing to provide administrative services to the Trust and each of its series, in the manner and on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of their mutual promises, the Trust and CCMA agree as follows:

                                    ARTICLE 1
                               EMPLOYMENT OF CCMA

                  1.1 The Trust hereby employs CCMA to administer, or arrange for the administration of, its affairs to the extent requested by, and subject to the supervision and control of, the Board of Trustees of the Trust (the "Trustees") for the period and upon the terms herein set forth.

                  1.2 CCMA accepts such employment and agrees during such period at its own expense to render the services, or to arrange for the services to be rendered, and to assume the obligations herein set forth.

                  1.3 CCMA shall for purposes of this Agreement be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                  1.4 The services of CCMA herein provided are not to be deemed exclusive and CCMA shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.


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                                    ARTICLE 2
                                 DUTIES OF CCMA

                  2.1 ADMINISTRATIVE SERVICES. Subject to the terms of this Agreement and the supervision and control of the Trustees, CCMA shall be responsible for all aspects of the Trust's administration and operation and shall supervise the business and affairs of the Trust and the Portfolios, providing such services and facilities as may be required for the effective administration of the Trust and the Portfolios as are not provided by employees or other agents engaged by the Trust; provided that the CCMA shall not have any obligation to provide under this Agreement any such services which are the subject of a separate agreement or arrangement between the Trust and CCMA, any affiliate of CCMA, or any third party administrator. Such administrative services include, but are not limited to:

                           (a)      Preparation and maintenance of the Trust's
registration statement with the Securities and Exchange Commission ("SEC");

                           (b)      Preparation and periodic updating of the
prospectus and statement of additional information for the Portfolios ("Prospectus");

                           (c)      Preparation, filing with appropriate
regulatory authorities, and dissemination of various reports for the Trust, including but not limited to semiannual reports to shareholders under Section 30(d) of the 1940 Act, annual and semiannual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

                           (d)      Arrangement for all meetings of
shareholders, including the collection of all information required for preparation of proxy statements, the preparation and filing with appropriate regulatory agencies of such proxy statements, the supervision of solicitation of shareholders and shareholder nominees in connection therewith, tabulation (or supervision of the tabulation) of votes, response to all inquiries regarding such meetings from shareholders, the public and the media, and preparation and retention of all minutes and all other records required to be kept in connection with such meetings;

                           (e)      Maintenance and retention of all Trust
charter documents and the filing of all documents required to maintain the Trust's status as a Delaware business trust and as a registered open-end investment company;

                           (f)      Arrangement and preparation and
dissemination of all materials for meetings of the Trustees and committees thereof and preparation and retention of all minutes and other records thereof;

                           (g)      Preparation and filing of the Trust's
Federal, state, and local income tax returns and calculation of any tax required to be paid in connection therewith;

                           (h)      Calculation of the Trust's and each
Portfolio's expenses and arrangement for the payment thereof;

                           (i)      Calculation of and arrangement for payment
of all income, capital gain, and other distributions to shareholders of each Portfolio;


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                           (j)      Determination, after consultation with the
officers of the Trust, of the jurisdictions in which Shares shall be qualified for sale, or may be sold pursuant to an exemption from such qualification, and preparation and maintenance of the qualification of the Shares for sale under the securities laws of each such jurisdiction;

                           (k)      Provision of the services of person who may
be appointed as officers of the Trust by the Trustees (it is agreed that some person or persons may be officers of both the Trust and CCMA, and that the existence of any such dual interest shall not affect the validity of this Agreement except as otherwise provided by specific provision of applicable law);

                           (l)      Preparation and dissemination of the Trust's
and each Portfolio's quarterly financial information to the Trustees and preparation of such other reports relating to the business and affairs of the Trust and each Portfolio as the officers and Trustees may from time to time reasonably request;

                           (m)      Administration of the Trust's Code of Ethics
and required reporting to the Trustees of Trustee and officer compliance therewith;

                           (n)      Provision of internal legal, accounting,
compliance, audit, and risk management services and periodic reporting to the Trustees with respect to such services;

                           (o)      Negotiation, administration, and oversight
of third party services to the Trust including, but not limited to, custody, tax, transfer agency, disaster recovery, audit, and legal services;

                           (p)      Negotiation and arrangement for insurance
desired or required of the Trust and administering all claims thereunder;

                           (q)      Response to all inquiries by regulatory
agencies, the press, and the general public concerning the business and affairs of the Trust, including the oversight of all periodic inspections of the operations of the Trust and its agents by regulatory authorities and responses to subpoenas and tax levies;

                           (r)      Handling and resolution of any complaints
registered with the Trust by shareholders, regulatory authorities, and the general public;

                           (s)      Monitoring legal, tax, regulatory, and
industry developments related to the business affairs of the Trust and communicating such developments to the officers and the Trustees as they may reasonably request or as CCMA believes appropriate;

                           (t)      Administration of operating policies of the
Trust and recommendation to the officers and the Trustees of the Trust of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Trust and Portfolios and to the extent necessary to comply with new legal or regulatory requirements;

                           (u)      Responding to surveys conducted by third
parties and reporting of Portfolio performance and other portfolio information; and


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                           (v)      Filing of claims, class actions involving
portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims.

                                    ARTICLE 3
                       ALLOCATION OF CHARGES AND EXPENSES

                  3.1 CHARGES AND EXPENSES ALLOCATED TO CCMA. CCMA shall provide all executive, administrative, clerical and other personnel necessary to operate the Trust and shall pay the salaries and other costs of employing all of these persons. CCMA shall also furnish the Trust with office space, facilities, and equipment and shall pay the day-to-day expenses related to the operation and maintenance of such office space, facilities and equipment. All expenses incurred in the organization of the Trust or of any new Portfolios of the Trust, including legal and accounting expenses and certain costs of registering securities of the Trust under federal law and qualifying for sale under state securities laws, shall also be paid by CCMA.

                  3.2      CHARGES AND EXPENSES ALLOCATED TO THE TRUST.

                           (a)      The Trust shall be responsible for payment
of all expenses it may incur in its operation and all of its general administrative expenses, except those expressly assumed by CCMA as described in
Section 3.1 above. These include (by way of description and not of limitation), any share redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs, interest on borrowings by the Trust, charges of the custodians and transfer agent, if any, cost of auditing services, non-interested Trustees' fees, all taxes and fees, investment advisory fees (other than subadvisory fees), certain insurance premiums, cost of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing and mailing updated Trust prospectuses to shareholders and contractholders, preparing, printing and mailing proxy statements and shareholder reports to shareholders and contractholders, the cost of paying dividends and capital gains distributions, costs of Trustee and shareholder meetings, dues to trade organizations, and any extraordinary expenses, including litigation costs in legal actions involving the Trust, or costs related to indemnification of Trustees, officers and employees of the Trust.

                           (b)      In connection with the services to be
provided by CCMA under this Agreement, CCMA may to the extent that it deems appropriate, make use of subcontractors selected by CCMA, provided that CCMA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CCMA or such parties.

                           (c)      The Trust shall be free to retain at its
expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

                           (d)      Any expenses borne by the Trust that are
attributable solely to the operation or business of a Portfolio shall be paid solely out of such Portfolio's assets. Any expense borne by the Trust which is not solely attributable to a Portfolio, nor solely to any other


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series of shares of the Trust, shall be apportioned in such a manner as CCMA determines is fair and appropriate, or as otherwise specified by the Trustees.

                                    ARTICLE 4
                              COMPENSATION OF CCMA

                  4.1 For the services to be rendered, the facilities to be furnished and the payments to be made by CCMA, as provided herein, the Trust shall pay the compensation as set forth in Appendix B.

                  4.2 For the quarter and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the quarter and year respectively.

                  4.3 If, pursuant to the Trust's Registration Statement and Declaration of Trust, the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

                                    ARTICLE 5
                            LIMITATIONS OF LIABILITY

                  5.1 LIMITATION OF LIABILITY OF CCMA. CCMA shall give the Trust the benefit of CCMA's reasonable best judgment and efforts in rendering services under this agreement; provided, that CCMA shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of CCMA in the performance of its obligations and duties under this agreement; and (ii) its reckless disregard of its obligations and duties under this agreement.

                  5.2 LIMITATION OF LIABILITY OF TRUST. CCMA acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, CCMA agrees that the Trust's obligations hereunder shall be limited to the assets of the Portfolios, and with respect to each Portfolio shall be limited to the assets of such Portfolio, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.

                                    ARTICLE 6
                                BOOKS AND RECORDS

                  6.1 CCMA hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to the Trust's investments that are required to be maintained by the Trust pursuant to applicable law.


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                  6.2      CCMA agrees that all books and records which it
maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at CCMA's offices. The Trust or its authorized representative shall have the right to copy any records in the possession of CCMA which pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by CCMA.

                  6.3 CCMA further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                    ARTICLE 7
                   DURATION AND TERMINATION OF THIS AGREEMENT

                  7.1 EFFECTIVE DATE AND TERM. This agreement shall become effective at the time at which it is approved by the Trust's Trustees. The agreement shall continue in effect from year to year unless terminated as set forth in Section 7.2.

                  7.2      TERMINATION.

                           (a)      As to any Portfolio or the Trust, this
agreement may be terminated at any time, without penalty, by vote of the Trustees or by CCMA, on sixty (60) days' written notice to the other party.

                           (b)      This agreement may be terminated at any time
without the payment of any penalty by vote of the Trustees in the event that it shall have been established by a court of competent jurisdiction that CCMA or any officer or director of CCMA has taken any action which results in a breach of the covenants of CCMA set forth herein.

                           (c)      This agreement shall not be assigned without
the prior written consent of the Trust.

                                    ARTICLE 8
                          AMENDMENTS TO THIS AGREEMENT

                  8.1 This agreement may be amended as to each Portfolio by the parties only if such amendment is specifically approved by the Trustees.


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                                    ARTICLE 9
                                     NOTICES

                  9.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Trust:

                           CCM Advisors Funds
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                           Attn:  Timothy Solberg

                  If to CCMA:

                           CCM Advisors, LLC.
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                            Attn:  Douglas D. Peabody

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

                  10.1 OTHER RELATIONSHIPS. It is understood that the officers, directors, agents, shareholders and other affiliates of the Trust are or may be interested in CCMA as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of CCMA may be interested in the Trust otherwise than as a shareholder.

                  10.2 DEFINITIONS OF CERTAIN TERMS. The terms "assignment", "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act.

                  10.3     APPLICABLE LAW.

                           (a)      This agreement shall be construed and the
provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

                           (b)      This agreement shall be subject to the
provisions of the Securities Act of 1933, Securities Exchange Act of 1934, the 1940 Act, the Investment Advisers Act of 1940 and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.


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                  10.4     SEVERABILITY. If any provision of this agreement
shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

                  10.5 CAPTIONS. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                 10.6 COUNTERPARTS. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

                  10.7 COOPERATION WITH AUTHORITIES. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

                  10.8 CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                    CCM ADVISORS, LLC


                                    By:
                                       ---------------------------------
                                    Title:
                                          ------------------------------



                                    CCM ADVISORS FUNDS


                                    By:
                                       ---------------------------------
                                    Title:
                                          ------------------------------


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                                   APPENDIX A



Limited Maturity Fixed Income Master Portfolio

Full Maturity Fixed Income Master Portfolio

Diversified Equity Master Portfolio

Balanced Master Portfolio

U.S. Growth Equity Master Portfolio

International Core Equity Master Portfolio

U.S. Government Money Market Master Portfolio


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                                   APPENDIX B


------------------------------------------------------------ ---------------------------------------------------------
Portfolio                                                    Fee rate as a percentage of average daily net assets
------------------------------------------------------------ ---------------------------------------------------------
Full Maturity Fixed Income Master Portfolio                  0.055% on the first $200 million

Limited Maturity Fixed Income Master Portfolio               0.05% on the next $500 million

Diversified Equity Master Portfolio                          0.035% on the balance

U.S. Growth Equity Master Portfolio                          Minimum annual fee: $20,000 yr. 1, $25,000 yr. 2 if
                                                             fund assets exceed $20 million.
------------------------------------------------------------ ---------------------------------------------------------
Balanced Master Portfolio                                    0.055% on the first $200 million

                                                             0.05% on the next $500 million

                                                             0.035% on the balance

                                                             Minimum annual fee: $15,000 yr. 1, $20,000 yr. 2 if
                                                             fund assets exceed $20 million
------------------------------------------------------------ ---------------------------------------------------------
International Core Equity Master Portfolio                   0.065% on the first $200 million

                                                             0.06% on the next $300 million

                                                             0.04% on the balance

                                                             Minimum annual fee: $25,000 yr. 1, $32,000 yr. 2 if
                                                             fund assets exceed $20 million
------------------------------------------------------------ ---------------------------------------------------------
U.S. Government Money Market Master Portfolio                0.05% on the first $200 million

                                                             0.03% on the next $500 million

                                                             0.02% on the balance

                                                             Minimum annual fee: $25,000 yr. 1, $32,500 yr. 2 if
                                                             fund assets exceed $20 million
------------------------------------------------------------ ---------------------------------------------------------


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